Exhibit 99.1

Tasty Baking Company Announces Financial Developments and Initiates a Review of Various Possible Financial and Strategic Actions

PHILADELPHIA--(BUSINESS WIRE)--January 5, 2011--Tasty Baking Company (NasdaqGM: TSTY) announced today that preliminary financial data available for its fourth quarter ended December 25, 2010 indicates that as a result of certain production difficulties during the optimization of its new Philadelphia bakery the Company did not achieve the expected operational cash savings from this bakery during the fourth quarter.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “as of November 1, 2010 our expectation was that a run rate of $13 million in annualized pre-tax cash savings, net of facility leases but before debt service, would be achieved by the end of the fourth quarter of 2010. Due to unanticipated operational challenges, the run-rate savings at the end of the fourth quarter of 2010 is now expected to be approximately $10 million.” Given the operational volatility experienced to date, the Company expects to only report the Company’s run-rate savings at the time of each future quarterly earnings release.

Further, due to the lower than expected cost savings as well as due to a number of other factors, including the impact of the recent bankruptcy filing by The Great Atlantic & Pacific Tea Company, Inc. (A&P) and the sharp rise in commodity costs, the Company is currently experiencing extremely tight liquidity.

In response to these circumstances, the Company is actively pursuing two parallel processes. First, the Company has entered into discussions with its bank group led by Citizens Bank to explore various alternatives to address its current liquidity needs, including increasing the amount of funds available under the Company’s bank line of credit, as well as addressing the current and future covenant requirements under the Company’s Credit Agreement. While discussions are ongoing, the bank group has agreed to defer until January 14, 2011 all principal payments and credit facility reductions. In addition, the lenders for the Company's loans from the PIDC Local Development Corporation and the Machinery and Equipment Loan Fund of the Department of Community and Economic Development of Pennsylvania, along with the landlords for the Company's leases at the new bakery and its office headquarters in Philadelphia, have also agreed to defer until January 31, 2011 certain payments due under their loans and leases. Second, the Company has retained Janney Montgomery Scott LLC as its financial advisor to assist the Company in its evaluation of various possible financial and strategic options including refinancing the Company’s long-term debt due in September 2012, raising additional capital, a potential combination with another company as part of the consolidation occurring in the baked goods industry or a potential sale of the Company. At this time, there can be no assurance that the bank group will increase the line of credit or make any changes to current or future covenant requirements or that any transactions will occur or, if undertaken, their terms or timing.

During the process, the Company will continue to operate its two modern bakeries and produce, distribute and sell Tastykake products to its customers and consumers. Mr. Pizzi concluded, “While this has been a challenging period for us operationally, we remain focused on growing the business. To that end we continue to partner with new grocery and convenience store customers within our core markets, increase penetration with key customers, and launch new products into the marketplace. Finally, despite the challenges we have faced, we have continued to outpace the category and grow our overall market share.”

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (NasdaqGM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the risks of business interruption and an adverse impact on financial results while optimizing production at the new facility; the risk of an inability to achieve anticipated cost savings associated with the new Navy Yard Bakery; the risks associated with the uncertainty regarding the adequacy of capital resources, including liquidity, and limited access to additional financing; the risks of work stoppages associated with the collective bargaining process; the costs and availability of capital to fund operations; the success of marketing and sales strategies and new product development; the ability to enter new markets successfully; the price of raw materials; and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company’s annual report to shareholders and the Company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the anticipated operating cash savings from the Company’s transition to the new manufacturing facility will be realized. The Company assumes no obligation to update publicly or revise any forward-looking statements.

CONTACT:
Tasty Baking Company
Paul Ridder, 215-221-8727
Paul.Ridder@Tastykake.com
or
Tierney
Timothy Spreitzer, 215-790-4417
tspreitzer@tierneyagency.com